Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                     -----------------------------------
                                       (in thousands, except per share
                                                   amounts)
                                      -----------------------------------
                                        Three Months         Six Months
                                      Ended January 31    Ended January 31
                                      -----------------   ----------------
                                         2000     1999       2000     1999
                                      (Restated)          (Restated)
                                      -----------------   ----------------
Net income (loss) available to
    Stockholders (numerator)          $ (599)    $2,276   $  880   $4,304
                                      ======     ======   ======   ======

Shares Calculation
    (denominator):

Average shares outstanding -
    basic                              5,646      5,843    5,684    5,862

Effect of Dilutive
Securities:

Potential Common Stock
    relating to stock options            158        212      167      117
                                      ------     ------   ------   ------
Average shares outstanding -
    assuming dilution                  5,804      6,055    5,851    5,979
                                      ======     ======   ======   ======
Earnings (loss) per share-
    basic                             $(0.11)    $ 0.39   $ 0.15   $ 0.73
                                      ======     ======   ======   ======
Earnings (loss) per share-
    assuming dilution                 $(0.10)    $ 0.38   $ 0.15   $ 0.72
                                      ======     ======   ======   ======